Execution Copy

AMENDED AND RESTATED
SERVICING AGREEMENT

          THIS AMENDED AND RESTATED SERVICING AGREEMENT (“Agreement”) is effective as of the 31st day of December, of 2007, and is made and entered into by and among BLUEGREEN CORPORATION, a Massachusetts corporation (“Servicer”), BLUEGREEN/BIG CEDAR VACATIONS, LLC, a Delaware limited liability company (the “Company”) and Big Cedar, L.L.C., a Missouri limited liability company (“Big Cedar”).

WITNESSETH

          WHEREAS, Servicer, the Company, and Big Cedar previously entered into that certain Servicing Agreement dated as of June 16, 2000 (the “Original Servicing Agreement”), which provided for an arrangement by which Servicer provided servicing of timeshare receivables, specifically in respect to promissory notes, purchase documents and related deeds of trust received by the Company from certain purchasers of timeshare interests at the Big Cedar Timeshare Project, on the terms set forth therein; and

          WHEREAS, Servicer, the Company, and Big Cedar now desire to amend and restate the Original Servicing Agreement in its entirety on the terms and conditions set forth herein.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and the mutual promises contained herein, the Original Servicing Agreement is hereby amended by striking said Original Servicing Agreement in its entirety and substituting therefore the following Amended and Restated Servicing Agreement:

1.       Definitions.

                    (a)           Big Cedar Timeshare Project shall mean that certain timeshare project developed by the Company known as the Wilderness Club at Big Cedar and located contiguous to the Big Cedar Lodge in Ridgedale, Taney County, Missouri, including that portion of the Big Cedar Timeshare Project known as the “Building 3000 Project,” which timeshare project is located on that certain property described on Exhibit “B” to the Operating Agreement and incorporated herein by this reference.

                   (b)           Contracts shall mean collectively all promissory notes, purchase documents and related deeds of trust received by the Company from certain purchasers of timeshare interests at the Timeshare Projects secured by timeshare interest(s) at the Timeshare Project(s).

                  (c)           Operating Agreement shall mean that certain Amended and Restated Operating Agreement of Bluegreen/Big Cedar Vacations, LLC, dated as of the date hereof, by and between Bluegreen Vacations Unlimited, Inc. (“Bluegreen Vacations”), an affiliate of Servicer, and Big Cedar.

                    (d)           Red Rock Bluff Timeshare Project shall mean that certain timeshare project to be developed by the Company, located in Taney County, Missouri, which timeshare project shall be located on that certain property described on Exhibit “C” attached to the Operating Agreement and incorporated herein by this reference.

                    (e)           Timeshare Projects shall mean collectively the Big Cedar Timeshare Project and the Red Rock Bluff Timeshare Project, together with such other timeshare projects as may be owned, developed and sold by the Company from time to time.

2.	Application. This Agreement shall apply to all Contracts received from purchasers of timeshare interests at the Timeshare Projects secured by timeshare interest(s) at the Timeshare Project(s).

3.

Appointment of Servicer as an Independent Contractor. The Company hereby appoints Servicer as an independent contractor to collect, for the account of the Company, all periodic and other payments under the Contracts. Servicer hereby accepts such appointment and agrees to act in accordance with the terms hereof. Servicer shall have only the authority that is expressly conferred upon it by this Agreement.

4.

Lockbox Bank. The Servicer has engaged and shall engage the services of Bank of America, N.A. (the “Lockbox Bank”) that will govern the terms of the Account (as defined below), such Lockbox Bank having been deemed to be acceptable to the Company. The Servicer has entered and will enter into agreements with the Lockbox Bank (the “Lockbox Agreement”) setting forth the obligations of the Lockbox Bank described in this Agreement, which prior agreements contain no terms or conditions that conflict with the terms and conditions of this Agreement and have been deemed to be reasonably acceptable to the Company and any such future agreements shall likewise contain no terms or conditions that conflict with the terms and conditions of this Agreement and shall be shall be reasonably acceptable to the Company.

5.	Payments.

(a)

Collection of Payments. With respect to all Contracts serviced under this Agreement, Servicer covenants and agrees that during the entire term of this Agreement, Servicer will seek, at its sole cost and expense, to collect promptly all payments due under the Contracts.

(b)	Authorization to accept Payments. Servicer is only authorized to accept payments as provided in the Contracts or as required by law.

(c)

Default under Contract. Subject to any reinstatement of the defaulted Contracts as may take place, Servicer shall, on behalf of and at the direction of the Company, in case of default of any of the Contracts, take reasonable and customary actions to forfeit or cancel the rights of the obligor(s) under such Contracts, or institute or assist in instituting, possessory, forfeiture, foreclosure or other proceedings to acquire or terminate the rights of the obligor(s) in and to the timeshare interest; such actions of the Servicer in so proceeding to be at the total cost and expense of the Company.

(d)

Post Office Box. Servicer agrees that it shall establish through the Lockbox Bank a post office box depository to which payments by obligors under the Contracts may be made. Such post office box shall be opened in the name of the Company/Servicer (or if required by a hypothecation lender to the Company, then Servicer may open the lockbox in the name determined by such hypothecation lender). Each obligor, as applicable, will be, as soon as possible after the date of this Agreement, and thereafter periodically as determined by Servicer, instructed to mail their remittances under the Contracts to the above described post office box. The Company agrees to take all steps necessary or, in Servicer’s opinion, desirable to cause the applicable obligors under the Contracts to mail their remittances to the post office box.

(e)

Receipt of Payments. On the day received, the Lockbox Bank will open all mail addressed to the post office box referred to herein and remove and inspect enclosures. All Checks (as defined below) and other collection remittances and all return items will be processed by the Lockbox Bank according to the terms hereof and of the Lockbox Agreement.

(f)

PAC Arrangements. If payors of Contracts are offered the opportunity to pay such Contracts by electronic funds transfer, pre-authorized checking (“PAC”) arrangements or credit card payments, then Servicer shall process such payments through the appropriate accounts as opposed to processing by check collection. Such payments shall, otherwise, be subject to the terms hereof.

6.	Bluegreen/Big Cedar Vacations, LLC Contracts Account.

(a)

Deposit of Payments. All money orders, checks, drafts and other orders of payment (“Checks”) respecting payment on Contracts, and all money and other funds (“Monies”) (including electronic fund transfer, PACs, credit card payments or similar arrangements) respecting payment on Contracts received by Servicer or the Lockbox Bank, in accordance with its usual and customary procedures, will be deposited by Servicer or the Lockbox Bank into the appropriate account at the Lockbox Bank maintained in the name of “Bluegreen/Big Cedar Vacations, LLC” or a related variation thereof (hereinafter the “Accounts”), it being recognized as of the date of this Agreement that there are a total of three (3) such Accounts. In addition to Servicer’s or Lockbox Bank’s deposit of all Checks and Monies received by it or in the post office box, respectively, to the Accounts, the Company agrees that it will make or cause the obligors under the respective Contracts who are unable or unwilling to remit payments due to the post office box or by electronic fund transfer, PAC arrangements or credit card payments, to instead pay the Company directly or by way of transfers to an account of the Company, which the Company shall then deposit into the applicable Account. Charges respecting the Accounts or the post office box and any other charges, costs or fees incurred pursuant to this Agreement will be billed to and paid directly by the Company, and Servicer will not be liable for any such charges, costs or fees. Servicer may deduct from the foregoing payments its Fee, pursuant to Paragraph 7, and costs as set forth in Paragraph 5(c) and the preceding sentence (if Servicer pays such charges, costs or fees on behalf of the Company), provided, that the Servicer shall only be permitted to make such deductions if the Company has not timely paid such amounts as provided in Section 7. The Accounts have been and/or shall be opened as interest-bearing accounts, if possible, and all such interest shall accrue to the benefit of the Company. If an interest-bearing account is not possible, Servicer shall seek to have amounts in the Accounts, as applicable, swept into to an interest-bearing account on a daily or other periodic and routine basis no less frequently than three times per week, which interest shall accrue to the benefit of the Company, or swept directly to an account as directed by any hypothecation lender.

(b)

Monies to be held in Trust. All Checks and Monies received by Servicer are to be segregated from all other funds of Servicer and shall be held in trust for the Company until deposited. All Checks and Monies received by Servicer and/or deposited into the Accounts are the property of the Company, and Servicer will have no interest in or control over the Checks and Monies, excepting for its rights set forth in Paragraph 6(a) and its obligations set forth herein, as applicable.

(c)

Withdrawals. Withdrawals from the Accounts are restricted, and may be made only by way of draft, wire transfer or electronic funds transfer payable to the Company or pursuant to Paragraph 6(a). To the extent that a hypothecation lender does not otherwise direct, Servicer will arrange to wire transfer to the Company all collected funds received in the applicable Account to the Company’s account number 2020000449306 at Wachovia Bank in Boca Raton, Florida, bank transit number 063000021, reference Bluegreen/Big Cedar Vacations, LLC, or as may otherwise be specifically directed by the Company. The Servicer shall seek to set up an automated repetitive wire agreement (daily or other periodic and routine basis not less frequently than three times per week) in respect to the foregoing transfers, subject to the terms of this Agreement.

(d)

Acceptable Payee. Servicer or Lockbox Bank will deposit into the applicable Account all Checks on which the payee or endorsee is the Company or a reasonable variation of the Company’s name (“Acceptable Payee”). Servicer or Lockbox Bank has the right, in its sole discretion, to determine what a reasonable variation of Acceptable Payee is. If the payee is not an Acceptable Payee, Servicer or Lockbox Bank will not deposit the Check in the Account and the Check will be referred to the Servicer. The Company agrees to indemnify and hold Servicer harmless from and against all losses, costs, attorney’s fees, claims or suits suffered by Servicer arising out of, or in connection with, its depositing Checks payable to or endorsed in favor of Acceptable Payees, except to the extent such damages and losses are as a result of Servicer’s violation of laws, breach of this Agreement, bad faith, gross negligence or willful acts or omissions.

(e)

Payments received by the Company. The Company shall cause all payments on Contracts to be made to the applicable Account, and any payment on Contracts which are received by the Company shall be delivered by the Company to Servicer within two (2) business days after receipt thereof.

(f)	Accounting. Within fifteen (15) days after the end of each calendar month during the term of this Agreement, Servicer shall deliver to the Company:

(i)

a statement showing the then-current balance of the Accounts and all deposits into and withdrawals from the Accounts, including all deductions made by Servicer for its Fee and costs incurred by Servicer on behalf of the Company as set forth in Paragraphs 5(c) and 6(a), during the immediately preceding calendar month.

(ii)

a trial balance on each of the Contracts including the payments received (if any), delinquency status, and a complete breakdown of the payment record as to principal and interest and the outstanding principal balance of each Contract;

	(iii)	an aging report on each of the Contracts;

	(iv)	a collection report on each of the Contracts;

	(v)	a report on the status of the Contracts, including new sales, forfeitures, foreclosures and cancellations; and

	(vi)	a true, correct and complete list of all Contracts, including the names and addresses of the related customers, which Servicer received in the immediately preceding month.

(g)

Check Deposit Requirements. Subject to any reasonable requirements of the Lockbox Bank and legal requirements, Servicer will and will cause the Lockbox Bank to agree to abide by the following requirements and limitations when depositing Checks in the Account:

(i)

In the absence of a Check date, Lockbox Bank will insert the current date with the date stamp and process the check as provided in this Agreement. Lockbox Bank will not deposit Checks postdated three (3) or more days, or Checks with dates six (6) months or older.

	(ii)	If a Check’s written and numerical amounts differ, Lockbox Bank will credit the account respecting such Contract for the written amount.

(iii)

If the drawer’s signature is missing or the Check contains no indication of drawer, Lockbox Bank will not deposit the Check. Otherwise, Servicer will deposit the Check and affix a stamp impression requesting the drawee bank to contact drawer for authority to pay.

(iv)

Lockbox Bank will attempt to identify and segregate altered Checks and Checks bearing restrictive notations, such as “payment in full,” “balance on account,” or “final settlement.” All Checks so identified will not be deposited; provided, however, Lockbox Bank will have no liability to any person, including the Company, should it process and deposit an altered Check or a Check bearing any such restrictive notation.

(v)	Checks drawn in foreign currency will be referred to Servicer.

(vi)	Prior to deposit, Lockbox Bank will endorse Checks “Credited to the Account of Within Named Payee, Absence of Endorsement Guaranteed.”

(vii)

Checks deposited in the Accounts, which are returned unpaid because of “insufficient funds,” “uncollected funds,” or similar reasons, will be redeposited once by Lockbox Bank. If redeposit is not warranted for reasons such as “account closed,” or “payment stopped” or if a Check is returned a second time or there are any other charges or debits resulting from returned or otherwise dishonored Checks, such amounts will be debited from the Account.

(viii)	All deposited Checks must be scanned by Lockbox Bank. Lockbox Bank will retain such scanned records for four (4) years.

(ix)	No services concerning the Accounts will be provided on any bank holiday prescribed by the Federal Reserve district in which the Account is located.

7.

Servicing Fee. The Company shall be liable for the payment of a monthly servicing fee (the “Fee”) to Servicer in the amount of one-twelfth (1/12) of two percent (2%) of the outstanding principal balance at the beginning of the servicing period (the Servicer’s calendar month) of the Contracts. Except as provided in Paragraphs 5(c) and 6(a), the Company shall have no responsibility or liability for any payment of fees or expenses other than the Fee. The Servicer shall invoice the Company for the Fee and any reimbursable expenses on the last day of each month, which amounts shall be paid by the Company to the Servicer within fifteen (15) days after receipt of such invoices. If the Fee and any reimbursable expenses are not timely paid after invoice for the same, Servicer shall be entitled to deduct from funds of the Company in its possession pursuant to this Agreement the Fee and reimbursable costs. Servicer shall have all rights, whether statutory, common law or contractual, to set off any past-due indebtedness of the Company to Servicer arising pursuant to this Agreement against any of the funds of the Company that, pursuant to this Agreement, it may have in its possession from time to time.

8.	Obligation to provide Notice.

(a)

Notice upon sale, transfer or assignment. Servicer will notify the Company of any information received by Servicer of the sale, transfer or assignment of any timeshare interest, together with the date of the instrument or order transferring title to the timeshare interest respecting any Contract serviced by Servicer.

(b)

Notice upon condemnation or eminent domain proceedings. Servicer will promptly report and forward to the Company any notices or pleadings received in connection with any condemnation or eminent domain proceeding affecting any timeshare interest respecting any Contract. Servicer shall also advise the Company as to the extent of taking and its effect on such property and shall give its recommendation as to action with respect to such proceedings.

9.

Unauthorized acts of Servicer. Except as otherwise provided herein, Servicer is not authorized or empowered to waive or vary the terms of any of the Contracts in any material way, and will not at any time waive or consent to the postponement of strict compliance on the part of any obligor with respect to any material term, provision or covenant of any Contract, nor grant, in any other manner, indulgence with respect to any such material term, provision or covenant, without the express written approval of the Company, or an authorized representative of the Company.

10.

Servicer as an Affiliate of a Member of the Company. It is recognized and agreed that Servicer is an affiliate of Bluegreen Vacations, which is a member of the Company, and that in no way shall the terms of this Agreement be deemed to limit or restrict the rights of Bluegreen Vacations as a member of the Company. The Company waives any conflict of interest as may exist between Servicer, in its capacity as Servicer, and Servicer, as an affiliate of Bluegreen Vacations, in its capacity as a member of the Company.

11.

Indemnification by the Company. The Company agrees to save and hold harmless, to defend and to indemnify, Servicer against all actions, proceedings, claims, demands, losses, outlays, damages or expenses, including reasonable legal fees, of any nature and character as may arise or be made against Servicer as a result of Servicer’s acting in relation to this Agreement, or which Servicer may in any way incur in defending or prosecuting, settling or discontinuing any such proceeding, action, claim, damage, expense or outlay. Notwithstanding the foregoing, in no event shall the Company be obligated to indemnify Servicer from any actions, proceedings, claims, demands, losses, outlays, damages or expenses resulting from Servicer’s fraud, bad faith, dishonesty, violation of Laws, willful misconduct, gross negligence or breach of the express terms of this Agreement.

12.

Indemnification by the Servicer. Servicer agrees to save and hold harmless, to defend and indemnify, the Company against all actions, proceedings, claims, demands, losses, outlays, damages or expenses, including reasonable legal fees of any nature and character as may arise or be made against the Company as a result of Servicer’s or Lockbox Bank’s violation of laws, breach of this Agreement, bad faith, gross negligence or willful acts or omissions in acting in relation to this Agreement or the Lockbox Agreement, or which the Company may in any way incur in defending or prosecuting, settling or discontinuing any such proceeding, action, claim, damage, expense or outlay. Notwithstanding the foregoing, in no event shall Servicer be obligated to indemnify the Company from any actions, proceedings, claims, demands, losses, outlays, damages or expenses resulting from the Company’s fraud, bad faith, dishonesty, violation of Laws, willful misconduct, gross negligence or breach of the express terms of this Agreement.

13.

Audit of Servicer’s Books and Records. Servicer agrees that, during and subsequent to the term of this Agreement, representatives or agents of the Company may, at any time during ordinary business hours, but not more than twice in any one calendar year (or more frequently if Servicer breaches its obligations hereunder), and without unreasonable interference with the day-to-day operations of Servicer, examine, audit and make copies of all books, records and documents maintained by Servicer relating to the Contracts. Servicer agrees to maintain all such books, records and documents, including computer tapes, disks and hard copies of all such computer data, in readable form necessary to access and process such data, where they are maintained at the inception of the terms hereof, for a period of four (4) years following termination of this Agreement.

14.

Term. The term of this Agreement shall commence on the date it is executed and delivered by the parties, and shall continue until all Contracts are fully paid; provided, however, that this Agreement may be terminated at any time by Big Cedar in the event of an uncured material breach of this Agreement, provable fraud, bad faith, gross negligence or willful misconduct of Servicer or by mutual agreement by both the Company and Servicer. Servicer shall deliver to the Company (or any subsequent servicer) all existing books, records and documents, including computer readable memory as may be maintained by Servicer for the continued servicing of the Contracts after any termination of this Agreement. Servicer agrees that such books and records relating to any Contracts shall, following termination of this Agreement, be delivered to the Company, provided, however, the Company agrees that Servicer shall have the right to maintain copies of such books and records for its own account.

15.

Custody of Contracts and related documents. Custody of the originals of all Contracts and executed instruments related thereto shall be delivered into the custody of Servicer to hold for and on behalf of the Company in accordance with the terms hereof; provided, however, that, to the extent required to perfect any security interest therein, the same may be delivered to an acquiror or pledgee thereof, pursuant to the terms of any applicable sale, hypothecation or loan agreement or documents related thereto, including but not limited to any applicable custodial agreement. Servicer agrees to hold such instruments delivered to Servicer subject to the terms hereof, or otherwise subject to the terms of the aforereferenced documents.

16.

Duty of Care. Servicer will exercise the same degree of care, and will give the same attention of performance of the obligations pursuant to this Agreement in a manner consistent with the level of skill and care as reasonably may be required in performance of services to be provided hereunder. Servicer shall not be liable for consequential or incidental damages resulting from the inaccuracy of any information furnished to the Company or any errors or mistakes in reports prepared by Servicer, except for those caused by the gross negligence or willful misconduct of Servicer, its employees or independent contractors.

17.

Security Interest. So long as any amounts are due by the Company to Servicer, the Company hereby grants to Servicer a security interest and lien on the Account and all proceeds thereof to the extent of such amounts.

18.

Assignment. Servicer may assign its rights and delegate the performance of its duties under this Agreement, in part or in full to any other corporation or entity controlled by, controlling or under the common control with Servicer, so long as Servicer remains primarily liable for its obligations under this Agreement and such assignee is able to perform in the same manner as Servicer. The respective rights and duties of the Company under this Agreement may not be assigned nor delegated.

19.

Modification. This Agreement represents the entire agreement with respect to the servicing of Contracts and supersedes all prior agreements related thereto, including without limitation, the Original Servicing Agreement. This Agreement may not be changed or terminated orally and no modification, termination or attempted waiver shall be valid unless in writing and signed by all parties or in the case of waiver, signed by the party who is waiving such action or inaction.

20.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one agreement.

21.

Remedies. If a party hereto obtains a judgment against any other party by reason of breach of this Agreement, a reasonable attorneys’ fee as fixed by the court shall be included in such judgment. Any party hereto shall be entitled to maintain, on its own behalf, any action or proceeding against any other party hereto (including, any action for damages, specific performance, or declaratory relief) for or by reason of breach by such party of this Agreement; provided, however, the liability of any party for or by reason of breach by such party of this Agreement shall be limited as set forth herein.

22.

Limitation of Liability. Except as expressly provided in this Agreement, no party to this Agreement shall be liable to another for any special, incidental, indirect, consequential, lost future revenue, income or profits, diminution of value or loss of business reputation or opportunity, punitive or similar damages in connection with this Agreement.

23.

Execution of Additional Documents. The Company and Servicer agree to execute and deliver to each other, from time to time, any additional instruments and documents necessary or desirable to effectuate, finalize, record or perfect the transactions contemplated under this Agreement.

24.

Notices. Any notice or communication required or permitted to be given hereunder shall be in writing, addressed to the respective party as set forth below, or such different address as any party may, from time to time, give notice of, in accordance with the provisions of this Paragraph 24, and may be personally served, telecopied or sent by overnight courier or U.S. mail, and shall be deemed given: (a) if served in person, when served; (b) if telecopied, on the date of transmission if before 3:00 p.m. Boca Raton, Florida time (any notice received after such time shall be deemed received on the next business day), provided that a hard copy of such notice is also sent pursuant to clause (c) or (d); (c) if by overnight courier, on the first business day after delivery by the courier; or (d) if by U.S. mail, on the fourth day after deposit in the mail, postage prepaid, certified mail, return receipt requested.

If to Servicer:	Bluegreen Corporation
4960 Conference Way North, Suite 300
Boca Raton, Florida 33431
Attn: Mr. David Pontius, President

With a copy to:	Weinstock & Scavo, P.C.
3405 Piedmont Road, N.E.
Suite 300
Atlanta, Georgia 30305
(404) 231-3999
(404) 231-1618
Attn: James J Scavo, Esq.

If to the Company:	Bluegreen/Big Cedar Vacations, LLC
C/o Bluegreen Corporation
4960 Conference Way North, Suite 300
Boca Raton, Florida 33431
Attn: Mr. David Pontius, President

If to Big Cedar:	Big Cedar, L.L.C.
2500 East Kearney Street
Springfield, Missouri 65898
Tel: (417) 339-5100
Fax: (417) 334-3956
Attn: General Counsel
Attn: Toni M. Miller

With a copy to:	Latham & Watkins, L.L.P.
233 South Wacker Drive
Chicago, IL 60606
Tel: (312) 876-6520
Fax: (312) 993-6767
Attn: Michael A. Pucker

25.	Benefit. This Agreement shall bind and inure to the benefit of Servicer and the Company, and to their respective successors and permitted assignees.

26.	Interpretation. This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of Missouri.

27.

Force Majeure. Servicer shall not be liable to the Company nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of the Agreement, provided such failure or delay is caused by or results from a Force Majeure. As used herein, “Force Majeure” shall mean any event that is beyond the reasonable control of and not the fault of Servicer, including without limitation, acts of God or nature, acts of public enemy, civil or military conflicts, labor disturbances, communications line failure and acts or inactions of a governmental authority. Notwithstanding the foregoing, this Paragraph 27 does not limit a party’s right to terminate this Agreement under Paragraph 14.

[Signature Page Follows]

          IN WITNESS WHEREOF the parties hereto have executed and delivered this Agreement as of the date first written above.

SERVICER:

BLUEGREEN CORPORATION,
a Massachusetts corporation

By:

Print Name:

Title:

COMPANY:

BLUEGREEN/BIG CEDAR VACATIONS, LLC,
a Delaware limited liability company

By:

Print Name:

Title:

Solely for the purposes of the rights set forth in
Paragraph 14:

BIG CEDAR, L.L.C., a Missouri limited
liability company

By:

Toni M. Miller
Authorized Signatory